Exhibit 99.1

ImmuDyne Pre-Announces Full Year 2015 Revenues Up 73%; Guides for $10M in Fiscal 2016

●	Fiscal 2015 Revenues Expected To Be Up 73% to $1.225 Million, Compared to Fiscal 2014

●	Projecting $10 Million in Revenues for Fiscal 2016

●	Focused on Cost Management and Profitability in Fiscal 2016

MT. KISCO, N.Y., March 7, 2016 (GLOBE NEWSWIRE) -- ImmuDyne (IMMD) today pre-announced fiscal 2015 revenues are expected to be roughly $1.225 Million, up 73% compared to $0.714 Million in fiscal 2014. Growth was driven by increased raw ingredient sales of our proprietary beta-glucan and delivery agents and the launch of our direct-to-consumer marketing with Inate Scientific, LLC (the “Joint Venture”).

While we are expecting double-digit growth from sales of our strategic raw ingredients in fiscal 2016, our direct-to-consumer efforts are expected to drive total sales to $10 Million, or cumulative growth of over 800% year-over-year. In the first two months of 2016, through all segments of our businesses, we have generated more than $1.2 Million in revenue.

In December, 2015 through the end of February, 2016 we launched a beta test of our direct-to-consumer marketing Joint Venture and generated approximately $1,180,000 in revenue. Going forward, we believe we can materially lower our costs and improve return on our invested capital. We expect this direct-to-consumer segment of our business to be modestly cash flow positive for Q1 2016, and for cash flow to accelerate in Q2 and beyond.

“2015 was a growth year in terms of sales for ImmuDyne”, commented Mark McLaughlin, CEO of ImmuDyne, Inc., “However, 2016 will be an inflection point for us as we put our products in the hands of tens of thousands of customers and improve our offering with first-hand knowledge of why Global Beauty Company clients have been purchasing increasing amounts of our raw ingredients. We believe we have a superior product offering for skin care, and for applications in numerous other multi-billion dollar verticals. We will explore opportunities where we can leverage our understanding of unmet health and wellness needs that can be addressed by our effective and safe beta-glucan agent. Additionally, we are in discussions with other direct-to-consumer proprietary product lines outside of ImmuDyne’s core technology that, if negotiated successfully, would complement the existing JV product offering.”

ImmuDyne expects to report audited full-year results for fiscal 2015 on or before March 31, 2016 and provide shareholders with an update on year-to-date sales from its Joint Venture.

For more information shareholders can review our Corporate Presentation, available at
http://immudyne.com/wp-content/uploads/2016/02/IMMD-Corporate-Presentation-Q1-2016.pdf

About ImmuDyne

ImmuDyne has developed proprietary topical and oral delivery technologies, with several new market opportunities. The Company manufactures and sells yeast beta-1,3/1,6 glucan for oral and topical uses. All of ImmuDyne’s Intellectual Property is protected by patents and/or trade secrets. ImmuDyne has offices located in Mt. Kisco, NY and Florence, KY. Additional information can be found on the web at www.immudyne.com.

Forward-Looking Statements

Cautionary language regarding Forward-Looking Statements Safe Harbor Act Disclaimer: Forward-looking statements in this release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain statements in this press release, including projections with respect to ImmuDyne’s results of operations, may contain words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "projects," "plans," "targets" and other similar language and are considered forward-looking statements. These statements are based on management's current expectations, estimates, and forecasts. These forward-looking statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and therefore the actual results may be materially different from those discussed.

Contact:

ImmuDyne, Inc.
Mark McLaughlin: +1-914-714-8901